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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*



                       Incara Pharmaceuticals Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    45324E103
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                                 (CUSIP Numbers)

                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)
         [_] Rule 13d-1(c)
         [X] Rule 13d-1(d)

__________________
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Clayton I. Duncan
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]
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      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            809,572
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             809,572
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      809,572
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
        Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN
------------------------------------------------------------------------------

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Item 1(a)      Name of Issuer

               Incara Pharmaceuticals Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices

               79 T.W. Alexander Dr., 4401 Research Commons, Suite 200, P.O. Box 14287, Research Triangle Park, NC 27709-4287

Item 2(a)      Name of Person Filing

               Clayton I. Duncan

Item 2(b)      Address of Principal Business Office, or, if None, Residence

               79 T.W. Alexander Dr., 4401 Research Commons, Suite 200, P.O. Box 14287, Research Triangle Park, NC 27709-4287


Item 2(c)      Citizenship

               United States

Item 2(d)      Title of Class of Securities

               Common Stock

Item 2(e)      CUSIP Number
               45324E103

Item 3.        Filing Pursuant to Rules 13d-1(b) or 13d-2(b)

               Not Applicable

Item 4.        Ownership

               (a) As of December 31, 2001, Mr. Duncan beneficially owned an aggregate of 809,572 shares of the Issuer's Common Stock which includes (i) 322,470 shares owned (of which, 53,996 shares are unvested shares of restricted stock) by Mr. Duncan, (ii) 192,000 shares owned by Mr. Duncan's children,
                    (iii) 62,000 shares owned by a family LLC, (iv) 218,222 shares

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               issuable upon exercise of options held by Mr. Duncan and (v)
               14,880 shares issuable upon exercise of warrants held by the family LLC. Mr. Duncan disclaims beneficial ownership of the shares held by his children.

         (b)   Percent of class: 6.3%

         (c)   Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: 809,572

               (ii)  Shared power to vote or to direct the vote: 0

               (iii) Sole power to dispose or to direct the disposition of:
                     809,572

               (iv)  Shared power to dispose or to direct the disposition of: 0


Item 5.  Ownership of Five Percent or Less of a Class

               Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               Not Applicable

Item 8.  Identification and Classification of Members of the Group

               Not Applicable

Item 9.  Notice of Dissolution of Group

               Not Applicable

Item 10. Certification

               Not Applicable

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         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 1, 2002
------------------------------
Date

/s/ Clayton I. Duncan
------------------------------
Clayton I. Duncan